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                                                                      Exhibit 5


                                                               November 8, 1996


Core Materials Corporation
800 Manor Park Drive
Columbus, Ohio  43228


           Re:   Core Materials Corporation
                 Registration Statement on Form S-4

Dear Sir or Madam:

        We have acted as counsel to Core Materials Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-4, which was filed with the Securities and Exchange Commission on November 8, 1996 (the "Registration Statement").

        The Registration Statement covers 9,734,600 shares of Common Stock of the Company, par value $0.01 per share (the "Common Stock"), which number includes (1) 5,210,600 shares of Common Stock issuable in the merger of the Company with RYMAC Mortgage Investment Corporation, a Maryland corporation ("RYMAC"), to existing holders of the common stock of RYMAC, (2) 4,264,000 shares of Common Stock issuable to Navistar International Transportation Corp. ("Navistar") pursuant to the Asset Purchase Agreement between RYMAC and Navistar dated as of September 12, 1996 and as amended on October 31, 1996 (as so amended, the "Asset Purchase Agreement") (such shares of Common Stock referred to in clauses (1) and (2) of this paragraph are referred to as the "Transaction Shares"), and (3) 260,000 shares issuable upon the exercise of outstanding options (the "Option Shares").

        We have examined the Registration Statement, including the Exhibits thereto, the Company's Certificate of Incorporation as amended, the Company's By-laws, and related minutes of actions taken by the Board of Directors of the Company. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals


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and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies.

        Based upon the foregoing, we are of the opinion that the Transaction Shares, when issued in accordance with and as contemplated by the terms of the Asset Purchase Agreement, and the Option Shares, when issued upon the exercise of outstanding options against payment of the consideration therefor, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. We also consent to the reference to this firm under the heading "Legal Matters" in the Proxy Statement and Prospectus constituting a part of the Registration Statement.


                                                    Very truly yours,

                                                    /s/ BROWN & WOOD LLP